Exhibit 99.2

Dear Fellow Shareholder,

Today marks my first letter to shareholders as CEO of InvenTrust Properties (“IVT”, the “Company”). It is an exciting time for the Company and I am incredibly honored by the opportunity to lead a fantastic InvenTrust team. Prior to joining the company in 2019, InvenTrust made tremendous progress to strengthen our premier Sunbelt, grocery-anchored portfolio and capital structure. The team and I will continue to build on this momentum. On a personal note, I want to thank Tom McGuinness for his leadership and mentorship over the last several years.

My tenure as CEO begins with some positive news for our shareholders. On August 5th, the Board approved a 5% increase to the dividend payment starting with the fourth quarter 2021 distribution due to be paid in January 2022. This is our second increase in our distribution rate this year. InvenTrust’s ability to increase our dividend is driven by the essential nature of our retail assets and our disciplined approach to capital management.

Our second announcement is related to the Company’s pursuit of a strategic liquidity alternative. Previously, the COVID-19 pandemic and related uncertainties delayed our process for exploring and executing upon a potential liquidity alternative. However, based upon recent developments in our business and market conditions, our Board of Directors, together with our management team and legal and financial advisors, have reinitiated this process and are evaluating liquidity alternatives, including a potential listing of the Company’s common stock on a national securities exchange. There can be no assurance that the process will result in the Company executing on a liquidity alternative. Furthermore, we may be unable to execute on such a transaction on terms we would find attractive for our shareholders and our ability to do so will be influenced by external and macroeconomic factors including, among others, the effects and duration of the COVID-19 pandemic, interest rate movements, local, regional, national and global economic performance, competitive factors, the impact of e-commerce on the retail industry, future retailer store closings, retailer consolidation, retailers reducing store size, retailer bankruptcies, and government policy changes.

There are several corporate initiatives the Company will implement to prepare for a liquidity alternative, one of which is already underway. On August 5th, the Company effected a one-for-ten reverse stock split of each issued and outstanding share of InvenTrust’s common stock. As a result of the reverse stock split, every 10 shares of issued and outstanding common stock will be changed into one share of common stock. Fractional shares will be rounded up to the nearest whole share and will be reflected on your account statements in the

Essential Retail. Smart Locations.®

near future. The split will effectively have no material impact to the Company’s shareholders as voting rights per share and percentage ownership interest in the Company will remain the same, except for de minimis changes as a result of the elimination of fractional shares.

Here is a brief example of how an InvenTrust shareholder account will look before and after the reverse stock split:

IVT Shareholder	# of Shares	Estimated Share Value as of Dec. 2020	Value of Shares	Value of Annual Dividend Rate
Pre-Reverse Stock Split	4,000	$2.89	$11,560	$0.08211
Post Reverse Stock Split	400	$28.90	$11,560	$0.8211

In connection with and directly related to the Board’s decision to evaluate a liquidity alternative, we have also announced the suspension of the Share Repurchase Program (“SRP”) as of September 5th. The online portal for the SRP has been shut down and the September 27th redemption date will not be executed. All SRP repurchase requests currently in the queue will be removed from the queue. No other action from you is needed. If you have any questions on the SRP or any of the recent announcements, please feel free to contact Computershare at 855-377-0510 or email InvenTrust directly at InvestorRelations@InvenTrustProperties.com.

In closing, since joining the company I have been energized by the passion of the InvenTrust team to drive the company into its next phase and while there can be no guarantees we will be able to do so, I believe the portfolio is well-positioned for the next step of pursuing a liquidity alternative for our shareholders. I look forward to sharing our progress and more news in the near future.

Sincerely,

INVENTRUST PROPERTIES CORP.

Daniel (DJ) Busch

President & CEO

Forward-Looking Statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representation, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain and involve known and unknown risks that are difficult to predict. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: the effects and duration of the COVID-19 pandemic; interest rate movements; local, regional, national and global economic performance; competitive factors; the impact of e-commerce on the retail industry; future retailer store closings; retailer consolidation; retailers reducing store size; retailer bankruptcies; the Company’s ability to meet and then maintain the listing requirements of a national securities exchange; government policy changes; and any material market changes and trends that could affect the Company’s decision to consummate a liquidity alternative. For further discussion of factors that could materially affect the outcome of the Company’s forward-looking statements and our future results and financial condition, see the Risk Factors included in the Company’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. You are cautioned not to place undue reliance on any forward-looking statements, which are made as of the date of this letter. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward looking statements.